Exhibit 99.1

Beam Therapeutics Announces Acquisition of Guide Therapeutics

GuideTx’s Proprietary LNP Screening Technology and Lipid Library Supports Expanded Targeting of Diverse Tissues for In Vivo Delivery of Gene Editing

CAMBRIDGE, Mass., Feb. 23, 2021 - Beam Therapeutics Inc. (Nasdaq: BEAM), a biotechnology company developing precision genetic medicines through base editing, today announced it has completed the acquisition of Guide Therapeutics, Inc. (“GuideTx”), a developer of nonviral drug delivery vehicles for genetic medicines, further expanding the potential reach of Beam’s genetic medicines into new target tissues and diseases.

“Since our founding, Beam’s strategy has been to establish the leading, fully integrated platform for precision genetic medicine,” said John Evans, chief executive officer of Beam. “We believe that the innovative scientists and technology at GuideTx will enable us to broaden the reach of gene editing even further. This investment represents a significant expansion of Beam’s ongoing investment in a full suite of innovative delivery technologies for genetic medicines, and potential lifelong cures, for a wide range of diseases.”

Building on the pioneering work of co-founders James Dahlman, Ph.D. and Cory Sago, Ph.D., GuideTx has significantly advanced lipid nanoparticle (LNP) discovery with proprietary in vivo LNP screening technology. This technology utilizes DNA barcodes, which are DNA sequences rationally designed to act as molecular tags for specific nanoparticles. Using this approach, hundreds of nanoparticles can be screened simultaneously in a single experiment, potentially generating in vivo drug delivery data at significantly greater rates compared to traditional experiments. Beam believes that sequencing of these data in diverse tissues of interest will enable identification of LNPs with novel biodistribution and high selectivity for target cells. Using this platform, GuideTx has identified a broad library of lipids and lipid formulations that could accelerate novel delivery of gene editing payloads to tissues beyond the liver.

“Beam’s distinguished team and strengths in the development of genetic medicines makes them an ideal partner to advance our technology” said Julie Sunderland, chairwoman of GuideTx. “We believe that integrating GuideTx’s proprietary LNPs and high throughput LNP discovery engine with Beam’s base editing, mRNA payloads and manufacturing capabilities will unlock the full potential of our platform to deliver the promise of genetic medicines to the greatest number of patients.” GuideTx was spun out of Georgia Tech in 2018 and backed by Biomatics Capital, GreatPoint Ventures, and GV.

Giuseppe Ciaramella, Ph.D. president and chief scientific officer of Beam added, “GuideTx’s capacity to execute rapid high throughput experiments can potentially identify the ideal delivery vehicle for reaching specific tissue types, which could lead to improved nonviral delivery technologies. This acquisition builds on our core strength with existing validated delivery strategies, such as LNP targeting of the liver, and expands our ability to explore new tissues and disease indications with our editing technologies. We look forward to working with this unique technology and dedicated team as we continue our efforts to bring a new class of precision genetic medicines to people suffering from serious diseases.”

Under the terms of the merger agreement, Beam paid upfront consideration of $120 million, excluding customary purchase price adjustments, in Beam common stock. In addition to the upfront payment, GuideTx stockholders will be eligible to receive up to an additional $320 million in technology and product success milestone payments, payable in Beam common stock. Additional financial details were not disclosed.

About Beam Therapeutics

Beam Therapeutics (Nasdaq: BEAM) is a biotechnology company developing precision genetic medicines through the use of base editing. Beam’s proprietary base editors create precise, predictable and efficient single base changes, at targeted genomic sequences, without making double-stranded breaks in the DNA. This enables a wide range of potential therapeutic editing strategies that Beam is using to advance a diversified portfolio of base editing programs. Beam is a values-driven organization committed to its people, cutting-edge science, and a vision of providing life-long cures to patients suffering from serious diseases. For more information, visit www.beamtx.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, including, but not limited to, statements related to: the ability of the Guide technology to successfully discover promising LNPs; our ability to expand the reach of gene editing, including to tissues beyond the liver, and including as a result of our acquisition of Guide Therapeutics; the strategic and other potential benefits of the acquisition; and the therapeutic applications and potential of our technology, including our ability to develop life-long, curative, precision genetic medicines for patients through base editing. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement, including, without limitation, risks and uncertainties related to: our ability to successfully integrate Guide Therapeutics’ operations and employees and to realize the anticipated benefits of the transaction; our ability to develop, obtain regulatory approval for, and potentially commercialize our product candidates, which may take longer or cost more than planned; our ability to raise additional funding, which may not be available; our ability to obtain, maintain and enforce patent and other intellectual property protection for our product candidates; the potential impact of the COVID-19 pandemic; that preclinical testing of our product candidates and preliminary or interim data from preclinical and clinical trials may not be predictive of the results or success of ongoing or later clinical trials; that enrollment of our clinical trials may take longer than expected; that our product candidates may experience manufacturing or supply interruptions or failures; risks related to competitive products; and the other risks and uncertainties identified under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, and in any subsequent filings with the Securities and Exchange Commission. These forward-looking statements (except as otherwise noted) speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Contacts:

Investors:

Chelcie Lister

THRUST Strategic Communications

chelcie@thrustsc.com

Media:

Dan Budwick

1AB

dan@1abmedia.com